Exhibit 10.3


                         ~ ~ ~ EARL S. WASHINGTON ~ ~ ~

                       -- AGREEMENT AND GENERAL RELEASE --

         EARL S. WASHINGTON and ROCKWELL INTERNATIONAL CORPORATION have reached the following Agreement. In this Agreement, "EMPLOYEE" refers to EARL S. WASHINGTON, and "COMPANY" refers to Rockwell International Corporation.

         FIRST: Benefits.

         EMPLOYEE and COMPANY agree that EMPLOYEE will cease actively working for COMPANY as of the close of business on December 31, 1999. EMPLOYEE and COMPANY agree that EMPLOYEE will remain on COMPANY's active payroll for 24 months from January 1, 2000 through the close of business on December 31, 2001 (hereinafter referred to as his "salary continuation period"), at which time he will be placed on layoff; and he will receive no other pay or notice at the time of his layoff. During the period January 1, 2000 through the close of business on December 31, 2001, EMPLOYEE will be paid at his current monthly base salary rate as of December 31, 1999. EMPLOYEE will not be expected to perform any work for COMPANY during his salary continuation period and will not accrue vacation. EMPLOYEE will be eligible for full participation in the FY 1999 Corporate Incentive Compensation Program and FY 1999 Stock Option Program. In December 2000, EMPLOYEE will receive a pro-rata Fiscal Year 2000 Incentive Compensation ("ICP"), less all applicable federal, state and local taxes and other applicable deductions. EMPLOYEE further understands and acknowledges that he will not receive any fiscal year 2001 ICP, and that he will receive no more stock option grants after December 31, 1999. (Options become exercisable per the plan description.)

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Further, EMPLOYEE will also be provided the following:

         - A car allowance in the amount of $1,700 per month for the period January 1, 2000 through December 31, 2001.

         - Outplacement services or career transition counseling.

         - Eligibility to participate in the company savings plan through December 31, 2001.

         - Income tax preparation/estate planning benefit in an amount not to exceed $7,500 for CY 2000 and 2001.

         - Company paid executive physical in CY 2000 and 2001.

         - Continuing use of the company provided PC, printer and facsimile machine (in home), car phone and Pathmaster through December 31, 2001.

         - Medical benefits coverage and officer dental and vision benefits.

         - Company paid membership dues in the South Hills Country Club through December 31, 2001. Further, the COMPANY will transfer its ownership in the South Hills Country Club to EMPLOYEE at no cost to EMPLOYEE.

         - Payment of all unused vacation accrued during employee's employment with the Company through December 31, 1999.


         SECOND: No Obligation to Provide These Benefits Under Normal Policies.

         EMPLOYEE acknowledges that, under COMPANY's normal policies and procedures and absent this Agreement, he would receive only 6 months rather than 24 months of salary continuation between the date he stops performing work for the COMPANY and the date of his layoff, he would not receive a pro-rata FY 2000 ICP, he would not have the use of a company paid country club membership, he would not have a car allowance for approximately 24 months, he would not have the use of a PC and a facsimile machine, and would not be eligible for two executive physicals, two years of financial planning assistance, and would not be eligible to participate in the company's savings plan for two years, which benefits are set forth in Paragraph First.

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

         THIRD: Complete Mutual Release

         EMPLOYEE and COMPANY agree to release each other and each of their predecessors, successors and assigns, any related companies, and the employees, directors, officials, agents, officers, representatives and attorneys of any of them, from all claims or demands EMPLOYEE or COMPANY may have based on EMPLOYEE'S employment with COMPANY or the termination of that employment. This includes a release of any rights or claims EMPLOYEE may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by EMPLOYEE of any claims for wrongful discharge. Furthermore, this includes a release by EMPLOYEE of any claims under the California Workers' Compensation Act only as to injuries, if any, incurred prior to the date of the Agreement. This release covers both claims that EMPLOYEE and COMPANY know about and those they may not know about. To the extent California law may apply to this Agreement, EMPLOYEE and COMPANY waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of this specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Notwithstanding the provisions of Section 1542 or any similar provision in the law of any other state, and for the purpose of implementing a full and complete release, EMPLOYEE and

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

COMPANY expressly acknowledge that this Agreement is intended to include all claims which they do not know or suspect to exist in their favor at the time of their signatures on the Agreement, and that this Agreement will extinguish any such claims

         This release does not include, however, a release of EMPLOYEE'S right, if any, to pension, retiree, health or similar benefits under the COMPANY'S standard retirement program, and Employee's rights under the Company's stock options plans.

         FOURTH: Confidentiality.

         EMPLOYEE and COMPANY agree not to make the existence or terms of this Settlement Agreement and General Release public except as may be necessary to protect the rights contained herein.

         FIFTH: No Future Lawsuits.

         EMPLOYEE and COMPANY promise never to file a lawsuit asserting any claims that are released in the Third Paragraph.

         SIXTH: Non-Release of Future Claims.

         This Agreement does not waive or release any rights or claims that EMPLOYEE may have under the Age Discrimination in Employment Act which arise after the date the EMPLOYEE signs this Agreement

         SEVENTH: Consequences of Party's Violation of Promises.

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

         If a party breaks its or his promise in the Fifth Paragraph of this Agreement and files a lawsuit or other claim or action based9 on legal claims that the party has released, that party will pay for all costs incurred by the other party, any related companies or the directors or employees of any of them, including reasonable attorneys' fees, in defending against the claim.

         EIGHTH: Cooperation.

         EMPLOYEE agrees to reasonable cooperation with COMPANY in the defense or prosecution of any litigation, arbitration, or claim against or by any person or party. COMPANY agrees to pay EMPLOYEE's reasonable, documented, out-of-pocket expenses in providing any such cooperation pursuant to the terms of this paragraph. EMPLOYEE shall not, however, be paid for his time or inconvenience in providing cooperation pursuant to the terms of this paragraph. EMPLOYEE shall be entitled to indemnification by COMPANY for any activities for which indemnification is required under California Labor Code Section 2802 or otherwise.

         NINTH: Period for Review and Consideration of Agreement.

         EMPLOYEE understands that EMPLOYEE has been given a period of 21 days to review and consider this Agreement before signing it. EMPLOYEE further understands that EMPLOYEE may use as much of this 21-day period as EMPLOYEE wishes prior to signing.

         TENTH: Non-Admission of Liability.

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

         By making this Agreement, neither EMPLOYEE nor the COMPANY admits that he or it has done anything wrong.

         ELEVENTH: Representation By Counsel.

         EMPLOYEE was encouraged by COMPANY to consult with an attorney before signing this Agreement.

         TWELFTH: EMPLOYEE's Right to Revoke Agreement.

         EMPLOYEE may revoke this Agreement within seven (7) days of EMPLOYEE'S signing it. Revocation can be made by delivering a written notice of revocation to:

                 Marc G. Kartman, Assistant General Counsel
                 600 Anton Blvd, Suite 700
                 P.O. Box 5090
                 Costa Mesa, CA 92628

For this revocation to be effective, written notice must be received by Mr. Kartman no later than the close of business on the seventh day after EMPLOYEE signs this Agreement. If EMPLOYEE revokes this Agreement, it shall not be effective or enforceable and EMPLOYEE will not receive the benefits described in the First Paragraph.

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

         THIRTEENTH: In Event of a Change of Control

         EMPLOYEE agrees and understands that upon the effectiveness of this agreement, the Change of Control Agreement between EMPLOYEE and COMPANY dated January 15, 1999 becomes null and void and EMPLOYEE will not be entitled to any benefits so described in the Change of Control Agreement.

         FOURTEENTH: Entire AGREEMENT.

         This is the entire Agreement between EMPLOYEE and COMPANY. COMPANY has made no promises to EMPLOYEE other than those in this Agreement.

         EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THIS AGREEMENT WILL NOT TAKE EFFECT FOR SEVEN (7) DAYS AFTER

         EMPLOYEE SIGNS IT.




ROCKWELL INTERNATIONAL CORPORATION                EMPLOYEE


By:   /s/ Thomas D. Sumrall                      By:  /s/ Earl S. Washington
    -----------------------                          ------------------------
       THOMAS D. SUMRALL                                EARL S. WASHINGTON

    Date:  January 22, 1999                      Date:  March 2, 1999








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